Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 23, 2014 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record first quarter sales of $573.5 million

•	Record first quarter earnings per share of $1.20, an increase of 12.1% over 2013

•	Raising full year 2014 GAAP earnings outlook to $5.10 to $5.14, an increase from the prior outlook of $5.06 to $5.12

Teledyne today reported first quarter 2014 sales of $573.5 million, compared with sales of $569.4 million for the first quarter of 2013, an increase of 0.7%. Net income attributable to Teledyne was $45.8 million ($1.20 per diluted share) for the first quarter of 2014, compared with $40.4 million ($1.07 per diluted share) for the first quarter of 2013, an increase of 13.4%.

“Teledyne started 2014 with record first quarter sales and earnings per share. With the significant cost reduction actions taken in 2013, a higher margin commercial sales mix and a well-funded pension, we were also able to generate meaningful margin improvement,” said Robert Mehrabian, chairman, president and chief executive officer. “Operating margin increased 116 basis points and earnings per share increased 12.1% compared to last year. Furthermore, orders exceeded sales by approximately 7% in the quarter, largely due to robust orders across our marine oil and gas instrumentation businesses. Despite the anticipated year-over-year reduction in sales within our aerospace and defense electronics segment, greater sales of commercial avionics and communication equipment improved margins and helped offset the decline in sales. Finally, cash flow was strong, especially for a first quarter, providing continued flexibility for acquisitions.”

Review of Operations (Comparisons are with the first quarter of 2013, unless noted otherwise. Our previously reported 2013 first quarter segment data has been restated to reflect a revised segment reporting structure adopted in the second quarter of 2013).

Instrumentation
The Instrumentation segment’s first quarter 2014 sales were $258.9 million, compared with $232.7 million, an increase of 11.3%. First quarter 2014 operating profit was $37.5 million, compared with $36.6 million, an increase of 2.5%.

The first quarter 2014 sales increase resulted from higher sales in all three product lines. The higher sales of $23.5 million for marine instrumentation reflected increased sales of interconnect systems used in offshore energy production, and also included a total of $13.8 million in incremental revenue from recent acquisitions including the March 2013 acquisition of RESON A/S and the October 2013 acquisition of C.D. Limited. Sales for environmental instrumentation increased $1.2 million and included $6.5 million in sales from the August 2013 acquisition of assets of CETAC Technologies, primarily offset by reduced sales of laboratory and field instrumentation. Sales of electronic test and measurement instrumentation increased $1.5 million. The increase in operating profit reflected the impact of higher sales, partially offset by higher intangible asset amortization of $0.4 million and an increase of $0.9 million in the allowance for doubtful accounts.

Digital Imaging
The Digital Imaging segment’s first quarter 2014 sales were $101.9 million, compared with $102.4 million, a decrease of 0.5%. Operating profit was $9.7 million for the first quarter of 2014, compared with $5.2 million, an increase of 86.5%.

First quarter 2014 sales primarily reflected increased sales of sensors and cameras for commercial machine vision applications, offset by lower sales of infrared imaging sensors for government applications. Operating profit in 2014 reflected improved margins across most product lines, a greater mix of higher margin commercial sales, and lower costs as a result of cost reduction actions taken in 2013, as well as lower research and development and bid and proposal expense.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2014 sales were $153.3 million, compared with $163.1 million, a decrease of 6.0%. Operating profit was $23.8 million for the first quarter of 2014, compared with $20.2 million, an increase of 17.8%.

The first quarter 2014 sales decrease reflected lower sales of $14.0 million from microwave and interconnect systems due to the completion of a program with a foreign government, which impacted the first and second quarters of 2013. The first quarter of 2014 sales also reflected increased sales of $6.1 million from avionics products and electronic relays and lower sales of $1.9 million from electronic manufacturing services products. Increased operating profit in the first quarter of 2014 primarily reflected lower operating expenses given cost reduction actions in 2013, partially offset by lower sales.
Operating profit in the first quarter of 2014 also reflected gross pension income of $0.4 million compared with $2.0 million of gross pension expense, and 2013 included $2.0 million in severance and facility consolidation costs.

Engineered Systems
The Engineered Systems segment’s first quarter 2014 sales were $59.4 million compared with $71.2 million, a decrease of 16.6%. Operating profit was $6.1 million for the first quarter of 2014, compared with $6.4 million, a decrease of 4.7%.

The first quarter 2014 sales decrease primarily reflected lower sales of engineered products and services of $11.0 million, which reflected lower sales of missile defense systems. Energy systems sales decreased $0.9 million while sales of turbine engines increased slightly. Operating profit in the first quarter of 2014 primarily reflected the impact of lower sales, partially offset by gross pension income of $0.4 million compared with $1.7 million of gross pension expense.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $26.4 million for the first quarter of 2014, compared with cash used of $56.7 million. The higher cash provided by operating activities in the first quarter of 2014 reflected the absence of pension contributions in the first quarter of 2014 compared with a voluntary pretax $83.0 million cash contribution in the first quarter of 2013, partially offset by higher income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $14.7 million for the first quarter of 2014, compared with a use of $73.0 million and reflected higher cash provided by operating activities. At March 30, 2014, total debt was $559.9 million, which included $81.1 million drawn on the $750.0 million credit facility. Cash and cash equivalents were $73.7 million at March 30, 2014. The company received $6.7 million from the exercise of stock options in the first quarter of 2014, compared with $4.8 million. Capital expenditures for the first quarter of 2014 were $11.7 million, compared with $16.3 million. Depreciation and amortization expense for the first quarter of 2014 was $23.2 million, compared with $21.9 million. In the first quarter of 2014, the company used $23.6 million to repurchase 243,492 shares of its common stock under its stock repurchase program authorized in October 2011.

In the second quarter of 2014, a subsidiary of Teledyne acquired Photon Machines, Inc., a supplier of laser-based sample introduction equipment, for an initial payment of $3.3 million.

Free Cash Flow(a)	First Quarter
(in millions, brackets indicate use of funds)	2014	2013
Cash provided (used) by operating activities	$26.4	$(56.7)
Capital expenditures for property, plant and equipment	(11.7)	(16.3)
Free cash flow (net cash used)	14.7	(73.0)
Pension contributions, net of tax (b)	—	51.4
Adjusted free cash flow (net cash used)	$14.7	$(21.6)
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b) The domestic pension cash contributions were voluntary.

Pension
Pension income was $0.3 million for the first quarter of 2014 compared with pension expense of $4.3 million. The change to pension income in the first quarter of 2014 from pension expense in 2013 primarily reflected the impact of using a 5.4% discount rate to determine the benefit obligation for the domestic plan in 2014 compared with a 4.4% discount rate used in 2013. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.5 million for the first quarter of 2014 and $3.6 million for 2013. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the first quarter of 2014 was 25.8% compared with 24.9%. The increase primarily reflected lower net tax benefits for discrete items in the first quarter of 2014. The first quarter of 2014 reflected $2.3 million in net tax benefits for discrete items compared with $2.7 million. Excluding the net tax benefits for discrete items in both periods, the effective tax rates would have been 29.5% for the first quarter of 2014 and 30.0% for the first quarter of 2013.

Stock Option Compensation Expense
For the first quarter of 2014, the company recorded a total of $2.7 million in stock option expense, of which $1.7 million was recorded in the operating segment results and $1.0 million was recorded as corporate expense. For the first quarter of 2013, the company recorded a total of $1.8 million in stock option expense, of which $1.3 million was recorded in the operating segment results and $0.5 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $4.7 million for the first quarter of 2014, compared with $5.4 million, and reflected lower average debt levels. Corporate expense was $11.1 million for the first quarter of 2014, compared with $9.5 million and primarily reflected higher compensation expense. Other income and expense was income of $0.6 million for the first quarter of 2014, compared with expense of $0.5 million.

Outlook
Based on its current outlook, the company’s management believes that second quarter 2014 earnings per diluted share will be in the range of approximately $1.24 to $1.28 and the full year 2014 earnings per diluted share outlook is expected to be in the range of approximately $5.10 to $5.14, an increase from the prior outlook of $5.06 to $5.12. The company’s effective tax rate for 2014 is expected to be 29.5%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, severance, facility consolidation and environmental remediation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011 as amended by the Bipartisan Budget Act of 2013. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2013 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 23, 2014. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, April 23, 2014.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 30, 2014 AND MARCH 31, 2013
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2014	2013
Net sales	$573.5	$569.4
Costs and expenses:
Costs of sales	351.7	365.4
Selling, general and administrative expenses	155.8	145.1
Total costs and expenses	507.5	510.5
Income before other income and income taxes	66.0	58.9
Other income/(expense), net	0.6	(0.5)
Interest and debt expense, net	(4.7)	(5.4)
Income before income taxes	61.9	53.0
Provision for income taxes	15.9	13.2
Net income	46.0	39.8
Noncontrolling interest	(0.2)	0.6
Net income attributable to Teledyne	$45.8	$40.4
Diluted earnings per common share	$1.20	$1.07
Weighted average diluted common shares outstanding	38.3	37.8

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED
MARCH 30, 2014 AND MARCH 31, 2013
(Unaudited - in millions)

	First Quarter	First Quarter	% Change
	2014	2013
Net sales:
Instrumentation (a)	$258.9	$232.7	11.3%
Digital Imaging	101.9	102.4	(0.5)%
Aerospace and Defense Electronics (a)	153.3	163.1	(6.0)%
Engineered Systems	59.4	71.2	(16.6)%
Total net sales	$573.5	$569.4	0.7%
Operating profit and other segment income:
Instrumentation (a)	$37.5	$36.6	2.5%
Digital Imaging	9.7	5.2	86.5%
Aerospace and Defense Electronics (a)	23.8	20.2	17.8%
Engineered Systems	6.1	6.4	(4.7)%
Segment operating profit and other segment income	77.1	68.4	12.7%
Corporate expense	(11.1)	(9.5)	16.8%
Other income/(expense), net	0.6	(0.5)	*
Interest and debt expense, net	(4.7)	(5.4)	(13.0)%
Income before income taxes	61.9	53.0	16.8%
Provision for income taxes	15.9	13.2	20.5%
Net income	46.0	39.8	15.6%
Noncontrolling interest	(0.2)	0.6	*
Net income attributable to Teledyne	$45.8	$40.4	13.4%
*     not meaningful

(a)
Our previously reported 2013 segment data has been restated to reflect a revised segment reporting structure adopted in the second quarter of 2013. The change only impacted the Instrumentation and Aerospace and Defense Electronics segments.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	March 30, 2014	December 29, 2013
ASSETS
Cash and cash equivalents	$73.7	$66.0
Accounts receivable, net	376.9	378.0
Inventories, net	307.6	294.3
Prepaid expenses and other current assets	63.0	60.8
Total current assets	821.2	799.1
Property, plant and equipment, net	351.1	357.7
Goodwill and acquired intangible assets, net	1,293.9	1,308.7
Prepaid pension asset	228.5	222.0
Other assets, net	65.5	63.6
Total assets	$2,760.2	$2,751.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$152.3	$147.5
Accrued liabilities	239.3	267.1
Current portion of long-term debt and capital leases	4.8	3.5
Total current liabilities	396.4	418.1
Long-term debt and capital lease obligations	555.1	549.0
Other long-term liabilities	261.8	265.3
Total liabilities	1,213.3	1,232.4
Total stockholders’ equity	1,546.9	1,518.7
Total liabilities and stockholders’ equity	$2,760.2	$2,751.1